Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 06-09

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports:

FFO of $1.83 Per Share for First Nine Months of 2005

Excludes Property Impairments and Preferred Stock Redemption Charges

Fourth Quarter 2005 Operational Results

89.1% Occupancy YE 2005

1.7M sf Second Generation Space Leased

$50 Million of 8% Series B Cumulative Preferred Shares

Redeemed on February 23, 2006

Significant Progress Made in 2005 on

Three-Year Strategic Management Plan

•	$82M of 100% Leased Development Delivered

•	$69M of New Development Starts in High Occupancy Submarkets

•	$356M of Non-Core Property Sales (Exceeded 2005 Goal of $100M to $300M)

•	Charlotte Market Exited ($500K Annual G&A Savings)

•	$282M of Balance Sheet Improvement

•	$130M of 8% Preferred Stock Redeemed in August 2005

•	$132M of Secured Debt Paid Off (7.2% Weighted Average Rate)

•	$293M Assets Unencumbered

•	$20M of Unsecured Debt Paid Off

•	100% Occupancy at Highwoods Preserve

•	$24M of Non-Core Land Sold (Exceeded 2005 Goal of $15M to $20M)

•	Board Size Reduced and Board Independence Increased

Highwoods Properties

February 27, 2006

Raleigh, NC – February 27, 2006 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported unaudited financial results for the first nine months of 2005 and operational results for the fourth quarter of 2005. As more fully set forth in the attached tables, net income available for common stockholders was $28.6 million, or $0.52 per diluted share, for the nine months ended September 30, 2005 compared to net income of $10.6 million, or $0.20 per diluted share, for the same nine months of 2004. Funds from operations (“FFO”) was $101.6 million, or $1.68 per diluted share, for the nine months ended September 30, 2005. This compares to FFO of $93.6 million, or $1.56 per diluted share, for the same nine month period in 2004.

FFO for the nine months ended September 30, 2005, excluding $5.1 million, or $0.08 per share, in property impairments and excluding the previously disclosed $4.3 million, or $0.07 per share, reduction in FFO that the Company recorded in the third quarter relating to the redemption of $130 million of preferred stock was $1.83 per diluted share.

Ed Fritsch, President and Chief Executive Officer of Highwoods Properties, stated “2005 was a year of significant accomplishments for our Company. We made great strides towards upgrading the quality of our portfolio through planned development in highly leased submarkets and the sale of $356 million of non-core properties. Our balance sheet is stronger, having used $282 million of disposition proceeds to pay down high coupon debt and Preferred Stock in 2005, and Highwoods Preserve is 100% occupied.”

“Fourth quarter leasing activity was strong, with 1.7 million square feet of second generation space leased. For the full year, total in-service occupancy increased 410 basis points and office occupancy increased 480 basis points.” Mr. Fritsch added.

The Company now anticipates that FFO for full year 2005, before property impairments and the preferred stock redemption charge, will be between $2.39 and $2.42 per share, which is higher than guidance previously provided. This expected increase is primarily driven by higher land sale gains, lower G&A expenses and higher than expected FFO contributions from joint ventures.

Fourth Quarter and Full Year 2005 Operating Highlights

•	Second generation leasing activity in Highwoods’ portfolio totaled approximately 1.7 million square feet, including 1.2 million square feet of office space. For the full year, leasing activity totaled approximately 6.7 million square feet, 4.6 million of which was office space. Customer retention was 67% for the quarter and 70% for the full year.

•	Occupancy in the Company’s 29.8 million square foot in-service portfolio at December 31, 2005 was 89.1%, up 410 basis points from 85.0% at December 31, 2004. Office occupancy since December 31, 2004, has increased 480 basis points from 82.7% to 87.5% at December 31, 2005.

•	Straight-line (GAAP) rental rates for signed office leases increased 0.2% in the fourth quarter from straight line rental rates under the previous leases, ahead of the Company’s 2005 expectations. Cash rents for office leases signed in the fourth quarter declined 8.1%, in line with the Company’s expectations. For the full year, straight-line (GAAP) rental rates for signed office leases decreased 2% while cash rents for signed office leases declined an average of 7.4%.

Highwoods Properties

February 27, 2006

•	Office tenant improvements and leasing commissions as a percentage of term base rent (excluding free rent) were 13.6% in the fourth quarter compared to the five quarter average of 11.5%. On a dollar per square foot basis, tenant improvements and leasing commissions were $12.02 for the fourth quarter and $9.44 for the full year, which is better than the Company’s 2005 expectations of $10 to $11 per square foot.

2005 Development Activity

The Company delivered $82 million of development in the second half of 2005 that was 100% pre-leased. During 2005, the Company commenced development on an additional $69 million of new projects, which are 40% pre-leased, and also announced that it was chosen to develop the new headquarters building for RBC Centura in Raleigh, North Carolina. Construction on this 29-story, mixed-use downtown building, which is 49% pre-leased, is scheduled to commence this summer and will represent an investment of approximately $60 million by Highwoods.

2005 Disposition Activity

The following table contains information regarding the Company’s disposition activity in 2005:

Quarter	Sq. Ft	Occupancy	Gross Sales Price	Avg. Cap. Rate*
1	1,178,900	99.3%	$61,199	9.3%
2	690,300	59.4%	39,900	8.9%
3	2,508,100	75.6%	234,500	7.0%
4	263,400	57.9%	20,563	5.3%

FY 2005	4,640,700	78.2%	$356,162	7.6%

*	Excludes the vacant Buildings II and IV at Highwoods Preserve sold in the second quarter.

Of the 4.6 million square feet sold in 2005, 3.4 million, or 74%, was office space and the remaining 1.2 million was industrial space.

In January 2006, the Company also completed the sale of $141 million of non-core assets in Atlanta, Columbia and Tampa. This sale encompassed 29 properties and approximately 1.9 million square feet, including four industrial (flex) assets, 15 single story office assets and ten multi-story office buildings. Their average occupancy was 74.4% at the time of this sale and in 2005, these properties generated cash net operating income of approximately $9.9 million.

Mr. Fritsch added, “From January 1, 2005, through January 31, 2006, we completed 14 sales transactions in seven markets, selling 6.5 million square feet of office and industrial properties for gross proceeds of $497 million. Our development pipeline, which is being partially funded by these non-core property sales, is growing and we are seeing opportunities with existing customers who have additional space needs. We are also considering development opportunities in locations where market demand exceeds supply.”

Highwoods Properties

February 27, 2006

Filing Status Update

The Company continues its work to finalize its 2005 financial statements and Deloitte & Touche LLP, the Company’s new independent registered public accounting firm, has already begun auditing these financial statements. At this time, the Company cannot provide a definitive date as to when Deloitte & Touche’s reviews of the quarterly 2005 financial statements and their audit of the annual 2005 financial statements will be completed. However, based on current information and from discussions with Deloitte & Touche, the Company believes it will file its 2005 10-Qs and 2005 Form 10-K by the end of the second quarter.

SEC Update

The Company noted that there has been no change in the status of the formal investigation by the Securities and Exchange Commission (“SEC”). Management continues to cooperate fully and remains confident and comfortable with the information being provided to the SEC.

2006 Funds from Operations Outlook

For 2006, the Company expects FFO per diluted share to be in the range of $2.28 to $2.42. This estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating expenses, land sale gains, asset dispositions and acquisitions and development. This estimate excludes any gains or impairments associated with potential operating property dispositions, as well as any unusual or non-recurring credits or charges that may occur during the year. It also excludes a reduction of $1.7 million, or $0.03 per share, related to the redemption of $50 million of 8.0% Series B Preferred Shares on February 23, 2006. Factors that could cause actual results to differ materially from Highwoods’ current expectations are detailed in the Company’s 2004 Annual Report on Form 10-K.

Management’s FFO outlook for 2006 is based on the following operating assumptions:

	Low		High
Year End 2006 Occupancy	87.5%		89.5%
Average Occupancy	86.0%		87.5%
Same Property NOI	-1%		+1%
G&A	$32.0	M	$33.5	M
Termination Fees	$1.2	M	$2.4	M
Land Sale Gains	$4.2	M	$9.0	M
Property Dispositions*	$190	M	$240	M
Property Acquisitions	$0		$20	M

*	Includes $141M of dispositions that closed 1/06

Highwoods Properties

February 27, 2006

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors as important indicators of the performance of an equity REIT. FFO and FFO per share can facilitate comparisons of operating performance between periods and between other REITs because they exclude factors, such as depreciation, amortization and gains and losses from sales of real estate assets, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. FFO and FFO per share as disclosed by other REITs may not be comparable to our calculations of FFO and FFO per share. FFO and FFO per share are non-GAAP financial measures and do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. They should not be considered as alternatives to net income as indicators of our operating performance or to cash flows as measures of liquidity. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit.

FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. As clarified by NAREIT in October 2003, impairment losses on depreciable real estate assets are included in FFO. Our calculation of FFO is consistent with FFO as defined by NAREIT.

Supplemental Information

A copy of the Company’s fourth quarter 2005 Supplemental Information that includes leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1521/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

On Tuesday, February 28, 2006 at 10:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone, Web cast replays and a Pod cast will be available two hours after the completion of the call. The replays will be available for one week beginning at 1:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 5795732.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of December 31, 2005, the Company owned or had an interest in 447 in-service office, industrial and retail properties encompassing approximately 37.0 million square feet. Highwoods also owns 898 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Highwoods Properties

February 27, 2006

Net income and FFO for the nine months of 2005 and 2004 are shown in the table below:

	2005	2004
Net income allocable to Common shareholders ($000)	$28,587	$10,581
Net income per diluted share	$0.52	$0.20

Funds from Operations ($000)	$101,567	$93,561
Funds from Operations per diluted share	$1.68	$1.56

Included in FFO for the nine months ended September 30, 2005 and 2004 were the following (charges) and credits:

	$000	Per Diluted Share
2005
Impairments on depreciable property	$(5,112)	$(0.08)
Pfd Stock Redemption charge	(4,272)	(0.07)

TOTAL	$(9,384)	$(0.15)

2004
Impairments on depreciable property	$(3,618)	$(0.06)
Retirement package for former CEO	(4,583)	(0.08)
Debt extinguishment loss (X-POS)	(12,457)	(0.21)
WorldCom Settlement	14,435	0.24
G&A costs related to strategic transaction and restatements	(4,396)	(0.07)

TOTAL	$(10,619)	$(0.18)

The financial data presented in this release was derived from management’s unaudited financial information and has been reviewed by the Company’s audit committee. However, Deloitte & Touche LLP, which was appointed as the Company’s new independent registered public accounting firm on February 23, 2006, has not reviewed any of the financial data contained in this release. As a result, no assurances can be given that the final completion and audit of our financial statements for 2005 will not necessitate unexpected adjustments from the amounts set forth herein.

Certain matters discussed in this press release, such as expected FFO for 2005 and 2006 and the related assumptions underlying these amounts, expected timing of the filing of our SEC reports, expected leasing and financing activities and financial and operating performance and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Highwoods Properties

February 27, 2006

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; the final completion of audited financial statements and SOX 404 testing could necessitate additional unexpected adjustments and/or result in unexpected costs; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s 2004 Annual Report on Form 10-K and subsequent SEC reports.

TABLES FOLLOW

Highwoods Properties, Inc.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2005	2004
Rental and other revenues	$320,453	$319,976

Operating expenses:
Rental property and other expenses	113,470	115,570
Depreciation and amortization	91,960	88,598
Impairment of assets held for use (includes $3,172 related to land)	7,587	—
General and administrative	23,995	30,384

Total operating expenses	237,012	234,552
Interest expense:
Contractual	75,226	80,346
Amortization of deferred financing costs	2,706	2,872
Financing obligations	3,814	7,590

	81,746	90,808
Other income/(expense):
Interest and other income	5,425	5,042
Settlement of bankruptcy claim	—	14,435
Loss on debt extinguishments	—	(12,457)

	5,425	7,020

Income before disposition of property, minority interest, and equity in earnings of unconsolidated affiliates	7,120	1,636
Gains on disposition of property, net	21,374	18,744
Minority interest in the Operating Partnership	(891)	(365)
Equity in earnings of unconsolidated affiliates	6,964	5,338

Income from continuing operations	34,567	25,353
Discontinued operations:
Income from discontinued operations, net of minority interest	4,691	7,196
Gain on sale of discontinued operations, net of minority interest	15,726	1,171

	20,417	8,367

Net income	54,984	33,720
Dividends on preferred stock	(22,125)	(23,139)
Excess of preferred stock repurchase value over carrying value	(4,272)	—

Net income available for common stockholders	$28,587	$10,581

Net income per common share - basic:
Income from continuing operations	$0.15	$0.04
Income from discontinued operations	0.38	0.16

Net Income	$0.53	$0.20

Weighted average common shares outstanding - basic	53,725	53,288

Net Income per common share - diluted:
Income from continuing operations	$0.15	$0.04
Income from discontinued operations	0.37	0.16

Net income	$0.52	$0.20

Weighted average common shares outstanding - diluted	60,358	59,960

Highwoods Properties, Inc.

Funds from Operations (unaudited)

(In thousands, except per share amounts and ratios)

	Nine Months Ended September 30,
	2005	2004
Funds from Operations:
Net income	$54,984	$33,720
Dividends to preferred shareholders	(22,125)	(23,139)
Excess of preferred stock repurchase value over carrying value	(4,272)	—

Net income applicable to common shares	28,587	10,581
Add/(deduct):
Depreciation and amortization of real estate assets	89,933	86,407
Net gain on disposition of depreciable real estate assets	(15,653)	(18,455)
Minority interest in income from operations	891	365
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	8,047	6,458
Discontinued operations:
Depreciation and amortization of real estate assets	5,675	11,624
Net gain on sale	(18,095)	(4,427)
Minority interest in income and gains/impairment from discontinued operations	2,182	1,008

Funds from Operations	$101,567	$93,561

Funds from Operations per share - diluted:
Net income applicable to common shares	$0.52	$0.20
Add/(deduct):
Depreciation and amortization of real estate assets	1.50	1.44
Net gain on disposition of depreciable real estate assets	(0.26)	(0.31)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.13	0.11
Discontinued operations:
Depreciation and amortization of real estate assets	0.09	0.19
Net gain on sale	(0.30)	(0.07)

Funds from Operations per share - diluted	$1.68	$1.56

Dividend payout data:
Dividends paid per common share	$1.275	$1.275

As % of Funds from Operations	75.9%	81.7%

Weighted average shares outstanding - diluted	60,358	59,960

Highwoods Properties, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
Assets:
Real estate assets, at cost:
Land	$368,814	$411,782
Buildings and tenant improvements	2,645,993	2,893,355
Development in process	65,183	26,349
Land held for development	163,906	179,079
Furniture, fixtures and equipment	22,538	22,403

	3,266,434	3,532,968
Less-accumulated depreciation	(589,851)	(597,015)

Net real estate assets	2,676,583	2,935,953
Property held for sale	9,575	42,367
Cash and cash equivalents	646	24,482
Restricted cash	2,547	3,875
Accounts receivable, net	17,558	15,423
Notes receivable	9,403	8,447
Accrued straight-line rents receivable	60,810	61,256
Investment in unconsolidated affiliates	72,454	72,610
Other assets:
Deferred leasing costs	88,937	110,812
Deferred financing costs	13,210	16,686
Prepaid expenses and other	11,450	10,206

	113,597	137,704
Less-accumulated amortization	(43,173)	(62,459)

Other assets, net	70,424	75,245

Total Assets	$2,920,000	$3,239,658

Liabilities and Stockholders’ Equity:
Mortgages and notes payable	$1,441,081	$1,572,574
Accounts payable, accrued expenses and other liabilities	130,035	119,935
Financing obligations	34,616	65,309

Total Liabilities	1,605,732	1,757,818
Minority interest in the Operating Partnership	96,903	113,730

Stockholders’ Equity:
Preferred stock	247,445	377,445
Common stock	540	538
Additional paid-in capital	1,420,080	1,416,130
Distributions in excess of net earnings	(443,685)	(419,078)
Accumulated other comprehensive loss	(2,388)	(2,814)
Deferred compensation	(4,627)	(4,111)

Total Stockholders’ Equity	1,217,365	1,368,110

Total Liabilities and Stockholders’ Equity	$2,920,000	$3,239,658